UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Seadrill Limited
(Name of Issuer)
Common Shares, par value $2.00 per share
(Title of Class of Securities)

G7945E 105
(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[x]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Hemen Holding Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

109,097,583*

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

109,097,583*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

109,097,583*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

21.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
*          Excludes 10,000,000 shares of common stock, par value $2.00 per share (the "Common Shares") of Seadrill Limited (the "Issuer"), which are reported on this Schedule 13D by Farahead Investments Inc., that Hemen Holding Limited may also be deemed to beneficially own pursuant to a share lending arrangement with Farahead Investments Inc.

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenwich Holdings Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

109,097,583

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

109,097,583

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

109,097,583

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

21.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

C.K. Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

109,097,583

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

109,097,583

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

109,097,583

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

21.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Farahead Investments Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,000,000*

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,000,000*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* Farahead Investments Inc. beneficially owns 10,000,000 Common Shares, which have been borrowed from Hemen Holding Limited under a share lending arrangement.

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Greenfields Holding Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,000,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,000,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

GSA Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

10,000,000

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

10,000,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.	G7945E 105

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John Fredriksen*

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

119,097,583

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

119,097,583

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,097,583

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23.6%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
*  Mr. Fredriksen may be deemed to beneficially own 119,097,583 Common Shares through his indirect influence over Hemen Holding Limited, Greenwich Holdings Limited, Farahead Investments Inc. and Greenfields Holding Inc., the shares of which are held in trusts (the "Trusts"). The Trusts are the sole shareholders of Greenwich Holdings Limited and Greenfields Holding Inc. and the indirect owners of Hemen Holding Limited and Farahead Investments Inc. The beneficiaries of the Trusts are certain members of Mr. Fredriksen's family. Mr. Fredriksen disclaims beneficial ownership of the 119,097,583 Common Shares beneficially owned by Hemen Holding Limited, Greenwich Holdings Limited, Farahead Investments Inc. and Greenfields Holding Inc. except to the extent of his voting and dispositive interests in such Common Shares. Mr. Fredriksen has no pecuniary interest in the 119,097,583 Common Shares beneficially owned by Hemen Holding Limited, Greenwich Holdings Limited, Farahead Investments Inc. and Greenfields Holding Inc.

CUSIP No.	G7945E 105

Item 1.	(a).	Name of Issuer:

Seadrill Limited

(b).	Address of issuer's principal executive offices:

Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08, Bermuda

Item 2.	(a).	Name of person filing:

Hemen Holding Limited Greenwich Holdings Limited C.K. Limited Farahead Investments Inc. Greenfields Holding Inc. GSA Limited John Fredriksen

(b).	Address or principal business office or, if none, residence:

Hemen Holding Limited
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

Greenwich Holdings Limited
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

C.K. Limited
13 Castle Street
St. Helier
Jersey

Farahead Investments Inc.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

Greenfields Holding Inc.
c/o Seatankers Management Co. Ltd.
P.O. Box 53562
CY-3399 Limassol, Cyprus

GSA Limited
Channel House, 1st Floor
Green Street
St. Helier
Jersey

John Fredriksen
c/o Seatankers Consultancy Services (UK) Limited
15 Sloane Square
London SW1W 8ER, U.K.

(c).	Citizenship:

Hemen Holding Limited – Cyprus
Greenwich Holdings Limited – Cyprus
C.K. Limited – Jersey
Farahead Investments Inc. – Liberia
Greenfields Holding Inc. – Liberia
GSA Limited – Jersey
John Fredriksen – Cyprus

(d).	Title of class of securities:

Common Shares, par value $2.00 per share

(e).	CUSIP No.:

G7945E 105

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Hemen Holding Limited – 109,097,583
Greenwich Holdings Limited – 109,097,583
C.K. Limited – 109,097,583
Farahead Investments Inc. – 10,000,000
Greenfields Holding Inc. – 10,000,000
GSA Limited – 10,000,000
John Fredriksen – 119,097,583

(b)	Percent of class:

Hemen Holding Limited - 21.6% Greenwich Holdings Limited – 21.6% C.K. Limited – 21.6% Farahead Investments Inc. – 2.0% Greenfields Holding Inc. – 2.0% GSA Limited – 2.0% John Fredriksen – 23.6%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote	0	,

(ii)	Shared power to vote or to direct the vote
Hemen Holding Limited –
109,097,583

Greenwich Holdings Limited –
109,097,583

C.K. Limited –
109,097,583

Farahead Investments Inc. –
10,000,000

Greenfields Holding Inc. –
10,000,000

GSA Limited –
 10,000,000

John Fredriksen –
119,097,583
			,

(iii)	Sole power to dispose or to direct the disposition of	0	,

(iv)	Shared power to dispose or to direct the disposition of
Hemen Holding Limited –
109,097,583

Greenwich Holdings Limited –
109,097,583

C.K. Limited –
109,097,583

Farahead Investments Inc. –
10,000,000

Greenfields Holding Inc. –
10,000,000

GSA Limited –
 10,000,000

John Fredriksen –
119,097,583
.

Instruction:  For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Not Applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not Applicable

Item 10.	Certification.

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2017
(Date)
HEMEN HOLDING LIMITED

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GREENWICH HOLDINGS LIMITED

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

C.K. LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

FARAHEAD INVESTMENTS INC.

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GREENFIELDS HOLDING INC.

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GSA LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

/s/ John Fredriksen
(Signature)

John Fredriksen
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G/A relating to the common stock of Seadrill Limited shall be filed on behalf of the undersigned.

February 13, 2017
(Date)
HEMEN HOLDING LIMITED

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GREENWICH HOLDINGS LIMITED

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

C.K. LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

FARAHEAD INVESTMENTS INC.

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GREENFIELDS HOLDING INC.

/s/ Spyros Episkopou
(Signature)

Spyros Episkopou
Director
(Name/Title)

GSA LIMITED

/s/ Demetrios Antoniou Hannas
(Signature)

Demetrios Antoniou Hannas
Director
(Name/Title)

/s/ John Fredriksen
(Signature)

John Fredriksen
(Name/Title)